Index Methodology Guide

ISE Mobile PaymentsTM Index

Issue 1.0

Issue date: June 30, 2015

Produced by:
International Securities Exchange, LLC
60 Broad Street, New York NY 10004
www.ise.com

The information contained in this document is current as of the publication date, and is subject to change without notice. The ISE will not accept responsibility for damages, direct or indirect, caused by any error or omission in this document.

The ISE globe logo and International Securities Exchange® are trademarks of the
 International Securities Exchange, LLC.  ISE Mobile PaymentsTM Index is a trademark of the International Securities Exchange, LLC

© 2010 International Securities Exchange, LLC. All Rights Reserved.

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Table of Contents

Chapter 1.	Introduction	4

Chapter 2.	Index Description	5

Chapter 3.	Index Construction	6
3.1.	Base Date and Value	6
3.2.	Component Eligibility Requirements	6
3.3.	Dividend Treatment	7
3.4.	Index Equations	7
3.5.	Initial Component Selection	8
3.6.	Component Weighting Optimization	9

Chapter 4.	Index Maintenance and Governance	12
4.1.	Divisor Changes	12
4.2.	Details of Share Changes	12
4.3.	Scheduled component changes and review	13
4.4.	Interim component changes	13
4.5.	Unscheduled component weight adjustments	14

Chapter 5.	Index Calculation and Dissemination	15
5.1.	Price Calculation	15
5.2.	Calculation Frequency and Dissemination	15
5.3.	Input Data	15
5.4.	Data Correction	15

Appendices		16
Appendix A. ISE Mobile PaymentsTM Index Components		17
Appendix B. Document Change History		18

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Chapter 1. Introduction

This document summarizes the methodology and rules used to construct, calculate, and maintain the ISE Mobile PaymentsTM Index.

The ISE Mobile PaymentsTM Index provides a benchmark for investors interested in tracking the mobile and electronic payments industry.

It is commonly held that consumer spending accounts for approximately two thirds of U.S. Gross Domestic Product (GDP) which in real terms equates to roughly 11.5 trillion dollars. It is estimated by the Electronic Transaction Association that 70% of these transaction are conducted electronically. While the basic infrastructure that facilitates electronic payments (e-payments) has been in place for decades it has evolved to facilitate the demands of a now global industry with technologies such as EMV chip cards.

Per the Electronic Transaction Association and the Strawhecker Group the e-payments ecosystem can be broken down into the following categories:

i)	Card Brands (VISA, American Express, Mastercard, Discover, etc.)
ii)	Consumer Card Issuing Banks (Bank of America, Chase, US Bank, etc.)
iii)	Card Transaction Processors (First Data, TSYS, Globalpayments, etc.)
iv)	Merchant Sponsor Banks (Wells Fargo, Citibank, etc.)
v)	Merchant Acquirers (vantiv, Elavon, Heartland Payment Systems,etc.)
vi)	Hardware & Software Providers (VeriPhone, Casio, Epson, etc.)

The advent of non-bank based payment systems such as PayPal, Square and others has ushered in new areas of growth in the e-payments industry. Additionally, mobile based payments services (m-payments) have begun to emerge as a clear alternative to traditional e-payment solutions. According to the 2014 World Payments Report issued by CapGemini and the Royal Bank of Scotland, “M-payments transactions are expected to grow by 60.8% annually through 2015.” Over that same period, they expect the growth rate of traditional e-payments to post gains of just under 16%.

The companies that comprise the e-payments and m-payments industries coupled with emerging non-bank payment platforms represent a growing segment of the global economy. The Boston Consulting Group (BCG) and SWIFT note in their report titled “Global Payments 2014 – Capturing the Next Level of Value” that growth rates of e-and m-payment solutions are expected to grow faster in developing countries as those countries continue to develop the necessary supporting infrastructure and as they continue to expand their economies. They further note that legislation and regulation in countries such as Turkey, the United Arab Emirates, Mexico and India take steps to mandate the use of non-cash payment platforms, the adoption of Immediate Payment Service capabilities and encouraging non-bank entities to participate in the local payments network.

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Chapter 2. Index Description

The ISE Mobile PaymentsTM Index has been created to provide investors with a product allowing them to quickly take advantage of both event-driven news and long term trends of the mobile and electronic payments industry.

The Index uses a modified linear weighted methodology. The resulting distribution allows all components to be adequately represented in the index.  Index components are reviewed semi-annually for eligibility, and the weights are re-set accordingly.

Funds may not apply, and may not be nominated, for inclusion in the Index.  Companies are added or removed by the ISE based on the methodology described herein.  Whenever possible, ISE will publicly announce changes to the index on its website at least five trading days in advance of the actual change.

The Index is calculated and maintained by Solactive AG based on a methodology developed by the International Securities Exchange.

The ISE Mobile PaymentsTM Index is calculated on a price and total return basis.  The price and total return Indexes are calculated in real-time and disseminated via an exchange feed and/or market data vendors every day the U.S. equity markets are open. Both sets of end of day values are freely available on ISE’s website, www.ise.com and/or through market data vendors.

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Chapter 3.	Index Construction

This chapter outlines and defines the key steps in constructing and calculating the index, including: eligibility requirements, formulas, initial component selection, and special adjustments.

3.1.	Base Date and Value

The ISE Mobile Payments IndexTM has the following base dates and values:

Index	Base date	Base value

ISE Mobile PaymentsTM Index	December 31, 2009	100

3.2.	Component Eligibility Requirements

All of the following requirements must be met in order for a company to be eligible for inclusion:

1.	The component security must be issued by:

i.	a company that provides services as a credit card network,

ii.	a company that provides payment industry infrastructure and software services,

iii.	a company that provides payment processing services or,

iv.	a company that is a payments solutions provider.

2.
The component security must not be listed on an exchange in a country which employs restrictions on foreign capital investment such that those restrictions render the component effectively non-investible, as determined by the ISE.

3.	Must be an operating company and not a closed-end fund, exchange-traded fund (ETF), holding company, investment vehicle, or royalty trust (REIT).

The following market capitalization and weighting concentration requirements must also be satisfied:

1.	Each component security has a market capitalization of at least $100 million.

2.
No single component stock represents more than 24% of the weight of the index, and the cumulative weight of all components with an individual weight of 5% or greater do not in the aggregate account for more than 50% of the weight of the index.  This particular requirement will be satisfied at the conclusion of each the indexes semi-annual rebalance periods.

The ISE will, in most cases, use the quantitative ranking and screening system described herein.  However, subjective screening based on fundamental analysis or other factors may be used, if in the opinion of the ISE certain components should be included or excluded from the index.

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3.3.	Dividend Treatment

The price indexes do not take normal dividend payments into account.  Dividends are accounted for by reinvesting them on a daily basis.  ISE Mobile PaymentsTM Index uses the ex-dividend date to determine the total daily dividends for each day.  Special dividends require an index divisor adjustment (as described in Chapter 4) to prevent such distributions from distorting the price index.

3.4.	Index Equations

The price and total return indexes are calculated using a Laspeyres approach utilizing the following basic equations:

Which can be represented by the following equation:

where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of index components at time (t)

Pi(t) = Price of stock (i) at time (t)

Si(t) = Number of index shares of index component (i) at time (t)

Fi(t) = Foreign exchange rate to convert the price of index component (i) at time (t) into the index currency

The initial index divisor is determined using the following equation:

where:

I(o) = Base index value at base date

Do = Initial divisor at base date

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n = Number of stocks in the index

Pi(o) = Closing price of stock (i) at base date

Si(o) = Number of shares of index component (i) at base date

Fi(t) = Foreign exchange rate to convert the price of index component (i) at time (t) into the index currency

In the price return index changes to the index composition require divisor adjustments in order to retain index continuity before and after specific events (as outlined in Chapter 4 – Index Maintenance). In the total return index changes to the index composition and accounting for the reinvestment of regular dividends require divisor adjustments in order to retain index continuity before and after specific events (as outlined in Chapter 4 – Index Maintenance). Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the index

Pi(t+1) = Price of index component (i) after index changes

Si(t+1) = Number of shares of index component (i) after index changes

Fi(t+1) = Foreign exchange rate to convert the price of index component (i) at time (t) into the index currency after index changes

D(t) = Divisor before changes are made to the index

Pi(t) = Price of index component (i) prior to index changes

Si(t) = Number of shares of index component (i) prior to index changes

Fi(t) = Foreign exchange rate to convert the price of index component (i) at time (t) into the index currency prior to index changes

3.5.	Initial Component Selection

The following steps are taken to select the initial components for the ISE Mobile PaymentsTM Index:

1.	Establish universe of companies in the mobile payments industry.

2.	Remove funds that do not meet the Component Eligibility Requirements of Chapter 3.2.

3.	Rank all components by market capitalization.

4.	Sort all components (descending) on overall rank.

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5.	Adjust each component’s weighting to a multiple of the weighting of the smallest component using the following equation:

where:

Wi = Weight of each component

CRi = Component rank

n = Number of components

3.6.	Component Weighting Optimization

Once initial component weights are established those weights are then optimized to account for component securities exhibiting traits of limited liquidity and/or low levels of market capitalization. Components are optimized for liquidity first and then optimized for market capitalization. The mechanism by which these adjustments are made is the same for both and can be described as follows:

1.	Set liquidity optimization criteria:

a.	Calculate three month average daily value (ADV) traded for each component based on daily closing price and number of shares traded
b.	Set theoretical index tracking product one-time investment threshold.
c.	Set percentage of three month ADV traded threshold.

2.	Set market capitalization optimization criteria:

a.	Set market capitalization based on total outstanding shares issued
b.	Set theoretical index tracking assets under management.
c.	Set percentage market capitalization held threshold.

3.	Determine component weighting limits given the respective criteria using the following equations:

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where:

Wi = Weight of each component

ADV%i = Percentage of three month average daily value traded for component i

ADV$i = Three month average daily dollar value traded for component i

INV$ = Theoretical index tracking product one-time investment threshold where:

Wi = Weight of each component

MKT%i = Percentage of market capitalization held of component i

MKT$i = Current market capitalization of component i

AUM$ = Theoretical index tracking product assets under management

4.	If calculated values are less than the percentage thresholds then the weight of component i does not need to be adjusted.

5.	If calculated values are greater than the percentage thresholds then assign new component i weight equal to each percentage threshold using the following steps:

a.	For liquidity optimization calculate component weight based on the theoretical investment threshold and three month average daily value traded threshold using the follow equation:

where:

W’i = Modified weight of component i

ADV$i = Three month average daily dollar value traded for component i

ADV’%i = Percentage ADV threshold

INV$ = Theoretical index tracking product one-time investment threshold

b.
For market capitalization optimization calculate component weight based on theoretical index tracking product assets under management and percentage market capitalization held threshold using the following equation:

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where:

W’I = Modified weight of component i

MKT$i = Current market capitalization of component i

MKT’%i = Current market capitalization held threshold

AUM$ = Theoretical index tracking product assets under management

6.
For both approaches take the aggregate difference between the initial and adjusted weights of those components that fail respective threshold test and distribute evenly among components passing respective threshold test using the following equations:

where:

Wi = Initial weight of component i failing respective threshold test

W’i = Modified weight of component i failing respective threshold test

Wadj = Adjustment for weight of component i passing respective threshold test

n’ = Number of components failing respective threshold test

a.	Adjust weight of components passing respective threshold test using the following equation:

where:

Wi = Initial weight of component i passing respective threshold test

W’’i = Modified weight of component i passing respective threshold test

Wadj = Adjustment for weight of component i passing threshold test

7.	Repeat steps 5 and 6 until all components pass liquidity and market capitalization threshold tests

Note that the index does not have a fixed number of components and attempts to include every component that meets the eligibility requirements contained herein.

The index component list is provided in Appendix A.

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Chapter 4.	Index Maintenance and Governance

This chapter describes the circumstances that require index changes, as well as the details on performing those changes.

4.1.	Divisor Changes

Changes to the Index composition due to corporate actions or component eligibility changes will require Index Divisor adjustments, as follows:

Component change	Adjustment

Spinoff*	Subtract the following from the price of the parent company:

Adjust the assigned shares such that component’s weighting is not changed as a result of the spinoff.

Special Cash Dividend	Subtract special dividend from share price

Rights Offering	Subtract the following from the price of the parent company:

Adjust the assigned shares such that component’s weighting is not changed as a result of the rights offering.

Divisor changes are usually made on the date the corporate action becomes effective.  For example, ISE Mobile Payments IndexTM uses the ex-dividend date rather than the payment date to determine when making divisor adjustments.

*Special note on Spin-offs: If a company being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.

4.2.	Details of Share Changes

Stock splits and reverse splits do not require Index Divisor adjustments because the corresponding change to the stock price equally offsets the number of assigned shares, therefore not affecting the component’s influence in the index.

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4.3.	Scheduled component changes and review

The ISE Mobile PaymentsTM Index has a quarterly review in March, June, September and December of each year conducted by the index provider.  Component changes are made after the close on the third Friday of March, June, September and December, and become effective at the opening on the next trading day. Changes are announced on ISE’s publicly available website at least five trading days prior to the effective date.

1.	Develop pool of all eligible funds using the requirements of Chapter 3.2.

2.	Select and rank final components using the procedure outlined in Chapter 3.5.

3.	Adjust the assigned shares of the component stocks to achieve the weighting distribution outlined in Chapter 3.5 and Chapter 3.6.

4.4.	Interim component changes

Component changes may occur between review periods if a specific corporate event makes an existing component ineligible. The following events may require a component’s replacement:

Event	Action

Merger or acquisition
If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company will be replaced.  If a non-component company absorbs a component company, the original component will be removed and replaced.

Spin-off
If a component splits or spins off a portion of its business to form one or more new funds, the resulting fund with the highest market value will remain a component as long as it meets the eligibility requirements.  The remaining fund will be evaluated for eligibility and possible addition to the index.

Fund Closure	A component will be removed and replaced immediately after filing of closure. Exceptions are made on a case-by-case basis.

Delisting	A component will be removed and replaced immediately after being delisted from its primary market.

The procedures involved in making final determinations of action include the following:

1.	Calculation agent informs index provider of impending event / corporate action and requests direction with regards to potential changes to the index

2.	Index provider reviews the upcoming event / corporate action, makes a determination and informs calculation agent on course of action

Whenever possible, interim component changes are announced on ISE’s publicly available website five trading days prior to component changes becoming effective.

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4.5.	Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods if any component accounts for more than 24% of the index weight.  The market capitalization of any component representing more than 24% of the index weight will be adjusted such that its new weight is no more than 20%.  Even though the weighting limit is 30% for a single component, all components accounting for over 24% of the index market value are adjusted to 20% to avoid future unscheduled rebalancing events.

In situations not addressed by the index methodology guide, the index provider, per section 3.2, may make adjustments to the index in order to maintain fair and orderly markets in derivative products based on the index ensuring that the integrity and intent of the index is maintained. Once a determination of course of action has been made, it is communicated to the calculation agent for implementation.

Whenever possible, unscheduled component weight adjustments are announced on ISE’s publicly available website five trading days prior to the adjustments becoming effective.

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Chapter 5. Index Calculation and Dissemination

This chapter summarizes calculation and dissemination practices, quality assurance practices, and the circumstances requiring calculation corrections.

5.1.	Price Calculation

Price and total return indexes for the ISE Mobile PaymentsTM Index are calculated by Solactive AG. The price and total return indexes are calculated on a real-time basis. The ISE Mobile PaymentsTM Index is calculated using the last traded price for each company in the Index from the relevant exchanges and markets.

Index values are rounded to two decimal places and divisors are rounded to 14 decimal places.

5.2.	Calculation Frequency and Dissemination

The price and total return variants of the ISE Mobile PaymentsTM Index are calculated on a real-time basis beginning when the first traded price of any of the Index components is received by Solactive AG. Prices are delivered to Reuters every 15 seconds and subsequently published to wide distribution at that frequency. Price and total-return Index closing values are posted on ISE’s publicly available website, www.ise.com.

If trading in a fund is suspended prior to the market opening, the fund’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in a fund is suspended while the relevant market is open, the last traded price for that fund will be used for all subsequent Index calculations until trading resumes.

5.3.	Input Data

Solactive AG uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors. Please refer to the Data Correction section for more detail.

The index closing price is calculated using the closing prices issued by the primary exchange for each component stock in the index. If the primary exchange changes the closing price of a component stock, the new price will be used to calculate the index closing price. A final check of closing prices is done between one hour and one and one half hours after the close of markets. This timeframe may be expanded at Solactive’s discretion on days where trading volume is unusually large at the close. For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume. Only changes received prior to this final check are used in the closing price calculation.

5.4.	Data Correction

Incorrect index component data, corporate action data, or Index Divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on ISE’s publicly available website prior to the change becoming effective.

Incorrect intraday index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

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Appendices

This section provides additional information related to the ISE Mobile PaymentsTM Index as well as changes to this document.

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Appendix A. ISE Mobile PaymentsTM Index Components

As of June 19, 2015

Fund Name	Ticker	Weight
VISA INC-CLASS A SHARES	V US Equity	6.45%
MASTERCARD INC-CLASS A	MA US Equity	6.24%
AMERICAN EXPRESS CO	AXP US Equity	6.02%
DISCOVER FINANCIAL SERVICES	DFS US Equity	5.81%
FISERV INC	FISV US Equity	5.59%
FLEETCOR TECHNOLOGIES INC	FLT US Equity	5.38%
WESTERN UNION CO	WU US Equity	5.16%
TOTAL SYSTEM SERVICES INC	TSS US Equity	4.95%
INGENICO	ING FP Equity	4.73%
GLOBAL PAYMENTS INC	GPN US Equity	4.52%
NCR CORPORATION	NCR US Equity	4.30%
WIRECARD AG	WDI GR Equity	4.09%
WEX INC	WEX US Equity	3.87%
VERIFONE SYSTEMS INC	PAY US Equity	3.66%
EURONET WORLDWIDE INC	EEFT US Equity	3.44%
ACI WORLDWIDE INC	ACIW US Equity	3.23%
BLACKHAWK NETWORK HOLDINGS I	HAWK US Equity	3.01%
HEARTLAND PAYMENT SYSTEMS IN	HPY US Equity	2.80%
EVERTEC INC	EVTC US Equity	2.58%
QIWI PLC-SPONSORED ADR	QIWI US Equity	2.37%
PAX GLOBAL TECHNOLOGY LTD	327 HK EQUITY	2.15%
PAYPOINT PLC	PAY LN Equity	1.94%
NET 1 UEPS TECHNOLOGIES INC	UEPS US Equity	1.72%
GREEN DOT CORP-CLASS A	GDOT US Equity	1.51%
VANTIV INC - CL A	VNTV US Equity	1.29%
GLOBAL CASH ACCESS HOLDINGS	GCA US Equity	1.08%
MONEYGRAM INTERNATIONAL INC	MGI US Equity	0.86%
MONITISE PLC	MONI LN Equity	0.65%
EARTHPORT PLC	EPO LN Equity	0.43%
HIGHER ONE HOLDINGS INC	ONE US Equity	0.22%

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Appendix B. Document Change History

A history of significant changes to this document is shown in the table below.

Issue	Date	Change
1.0	June 30, 2015	First Publication

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